Exhibit 99.1

PRESS RELEASE

FOR IMMEDIATE RELEASE

IPC HOLDINGS, LTD. REPORTS THIRD QUARTER 2007 RESULTS

PEMBROKE, BERMUDA, October 23, 2007. IPC Holdings, Ltd. (NASDAQ: IPCR) today reported net income for the quarter ended September 30, 2007 of $113.2 million, or $1.63 per common share, compared to $115.0 million, or $1.60 per common share, for the third quarter of 2006. For the nine months ended September 30, 2007 IPC reported net income of $218.4 million, or $3.06 per common share, compared to $286.4 million, or $3.99 per common share, for the corresponding period of 2006.

	Quarter ended September 30,		Nine months ended September 30,
	2007	2006	2007	2006
	(unaudited)	(unaudited)	(unaudited)	(unaudited)
	(expressed in thousands of U.S. Dollars, except per share amounts)
NET OPERATING INCOME	$82,493	$105,893	$177,127	$285,455
Net gains on investments	30,719	9,072	41,264	979

NET INCOME	$113,212	$114,965	$218,391	$286,434

Preferred dividend	4,329	4,329	12,893	12,941

NET INCOME AVAILABLE TO COMMON SHAREHOLDERS	$108,883	$110,636	$205,498	$273,493

Basic net income available to common shareholders, per common share	$1.80	$1.74	$3.29	$4.30
Diluted net income per common share	$1.63	$1.60	$3.06	$3.99

Net operating income per common share (diluted)	$1.19	$1.47	$2.48	$3.97

Weighted average number of common shares – basic	60,564,354	63,646,666	62,485,316	63,629,883
Weighted average number of common shares – diluted	69,552,695	71,855,963	71,477,568	71,838,779

Non-GAAP Financial Measures:

In addition to the GAAP financial measures set forth herein, IPC Holdings, Ltd. (the “Company”) has included certain non-GAAP financial measures in this Press Release within the meaning of Regulation G as promulgated by the U.S. Securities and Exchange Commission. “Net operating income” and its per share equivalent, as used herein, differ from “net income” and its per share equivalent under GAAP, which the Company believes is the most directly comparable GAAP measure. Net operating income is a common performance measurement which, as calculated by the Company, corresponds to net income excluding net gains and losses on investments. These items are excluded because they are not considered by management to be relevant indicators of the performance of or trends in our business operations, but rather of the investment and credit markets in general. We believe that the presentation of net operating income provides useful information regarding our results of operations because it follows industry practice, is followed closely by securities analysts and rating agencies, and enables investors and securities analysts to make performance comparisons with our peers in the insurance industry. This measure may not, however, be comparable to similarly titled measures used by companies outside of the insurance industry. Investors are cautioned not to place undue reliance on net operating income as a non-GAAP measure in assessing IPC’s overall financial performance.

Results of Operations:

For the quarter ended September 30, 2007, our net operating income was $82.5 million, or $1.19 per common share, compared to $105.9 million, or $1.47 per common share for the third quarter of 2006. For the nine months ended September 30, 2007, our net operating income was $177.1 million, or $2.48 per common share, compared to $285.5 million, or $3.97 per common share, for the corresponding period in 2006.

President and Chief Executive Officer Jim Bryce commented: “Although it has been a relatively quiet summer in the western Atlantic, it has not been a completely benign period, as we have seen multiple events of minor to medium severity in various parts of the world. We believe that these events, combined with the fact that we have seen strong earthquakes and two category 5 hurricanes occur this summer, should remind underwriters of the need to maintain discipline if we are to attain the appropriate long-term return on equity for shareholders. At last month’s Monte Carlo Rendezvous, the main topics of conversation were capital management and M&A activity – signs that industry capitalization remains at very healthy levels, enhanced by relatively benign loss activity in the United States to date this year. This week’s conference in Baden-Baden will set the foundations for the construction of the 1/1/2008 renewals, and we believe IPC is well-positioned to support our clients’ comprehensive requirements.”

In the quarter ended September 30, 2007, we wrote gross premiums of $43.4 million, compared to $56.3 million in the third quarter of 2006. We wrote premiums in respect of new business totaling $10.1 million; however premiums from existing business were approximately $20.6 million less in the third quarter of 2007 in comparison to the third quarter of 2006, mostly due to program re-structuring, including changes to inception dates, increased client retentions, changes to layering within reinsurance programs and rates on line. Business that was not renewed because of unsatisfactory terms and conditions, or because the cedant did not purchase the protection, totaled approximately $0.4 million. Excess of loss premium adjustments, which are adjustments generally arising from differences between cedants’ actual exposure base and their original estimates thereof, were $0.2 million less in the quarter ended September 30, 2007 in comparison to the third quarter of 2006. Reinstatement premiums in the third quarter of 2007 were $1.8 million less than in the third quarter of 2006, primarily due to accrual adjustments to reinstatement premiums for prior year loss events. For the nine months ended September 30, 2007, we wrote gross premiums of $388.9 million, compared to $412.2 million for the corresponding period of 2006. The effect of changes to business written for existing clients, including pricing, changes to program structure and/or renewal dates, as well as changes to foreign exchange rates, was an increase of $1.0 million. Business that was not renewed in the nine months ended September 30, 2007 totalled $59.9 million, which was only partly offset by new business written totaling $28.1 million during the same period. Excess of loss premium adjustments were $3.1 million less in the nine months ended September 30, 2007 compared to the corresponding period of 2006, while reinstatement premiums were $10.6 million more in the nine months ended September 30, 2007 in comparison with the corresponding period of 2006, mostly due to accruals resulting from anticipated claims from the U.K. floods in June and July, and windstorm Kyrill.

In the third quarter of 2007, we ceded $1.7 million of premiums to our retrocessional facilities, compared with $1.6 million for the quarter ended September 30, 2006. The actual contracts ceded are at IPC’s underwriters’ judgement in optimizing the risk profile of the portfolio, which can cause premiums ceded to vary as a proportion of our gross writings, from quarter to quarter. In the nine months ended September 30, 2007, we ceded $16.4 million to our retrocessional facilities, compared to $17.0 million ceded in the corresponding period of 2006.

Net premiums earned in the quarter ended September 30, 2007 were $97.4 million, compared to $107.8 million in the third quarter of 2006. This reduction is primarily due to the reduction in written premiums. For the nine months ended September 30, 2007, earned premiums were $300.9 million, compared to $295.6 million in the corresponding period of 2006, due to the combined impact of increased reinstatement premiums as a result of increased loss activity in the period, offset in part by reduced excess of loss premium adjustments.

We earned net investment income of $32.5 million in the quarter ended September 30, 2007, compared to $25.4 million in the third quarter of 2006. In the third quarter of 2007 we received dividends of $7.8 million from our investment in a fund of hedge funds, whereas we did not receive any dividends from this investment in the third quarter of 2006. For the nine months ended September 30, 2007 we earned net investment income of $97.5 million, compared to $81.1 million in the corresponding period in 2006. During the nine-month period in 2007, we received dividends of $22.4 million from the investment noted above, compared to $9.4 million in dividends received in the corresponding period of 2006.

We recognized a net gain of $30.7 million from investments in the quarter ended September 30, 2007, compared to $9.1 million in the third quarter of 2006. As discussed in our first quarter, 2007 earnings press release, effective January 1, 2007 we early-adopted SFAS 159, the Fair Value Option for Financial Assets and Financial Liabilities, with respect to our investment portfolio. As a result, all unrealized gains and losses in our investment portfolio were reclassified from accumulated other comprehensive income within shareholders’ equity on our consolidated balance sheets, to retained earnings as of January 1, 2007. Further, all subsequent changes to the fair value of our investment portfolio are recorded as net gains (losses) on investments in our consolidated statements of income. Net gains on investments in the third quarter of 2006 included a write-down of $0.9 million in the cost basis of certain fixed income securities where management had determined there had been a decline in value that was other than temporary. For the nine months ended September 30, 2007 we recognized a net gain from investments of $41.3 million, compared to $1.0 million in the corresponding period of 2006. In June and July 2006, we realized gains from the sales of investments in two equity funds, in the aggregate amount of $36.0 million. However, in the nine months ended September 30, 2006, we also recorded a write-down of $26.6 million for other-than-temporary impairment.

In the quarter ended September 30, 2007, we incurred net losses and loss adjustment expenses of $30.4 million, compared to $7.9 million in the third quarter of 2006. Net incurred losses in the third quarter of 2007 included $59.3 million with respect to the flooding that impacted parts of the United Kingdom in July of this year. This loss was offset in part by reductions to reserves for prior events totaling $26.9 million, the largest component of which was a reduction of $12.1 million to our estimate of ultimate loss from the earlier U.K. flood losses in June, and an $11.0 million reduction in our estimate of ultimate loss from windstorm Kyrill. We also benefitted from a $3.9 million release of reserves from our proportional aviation portfolio, offset in part by normal attritional losses from other proportional treaties. Our loss ratio, which is the ratio of net losses and loss adjustment expenses to net premiums earned, was 31.2% for the quarter ended September 30, 2007, compared to 7.4% for the third quarter of 2006. In the nine months ended September 30, 2007, we incurred net losses and loss adjustment expenses of $170.6 million, compared to $43.4 million in the corresponding period of 2006. In addition to the event noted above, we incurred net losses of $35.0 million from windstorm Kyrill, that swept across northern Europe in late January 2007, $50.7 million from the storm and subsequent flooding that affected parts of New South Wales in June 2007, and $50.5 million from the flooding that affected parts of northern England in June 2007. These losses were partly offset by reductions to our estimate of ultimate losses from prior year events which totaled $20.1 million, as well as the release of pro rata aviation reserves discussed above. Incurred losses in the corresponding period of 2006 included claims from cyclone Larry, that struck Queensland, Australia in March 2006, in the amount of $7.3 million. The balance of the incurred losses in the corresponding period of 2006 related to development from the major windstorms of 2005 ($17.0 million), two accidents that occurred in 2005 - an explosion that occurred in the U.K. in December 2005, and a train wreck and associated chemical spill that took place in S. Carolina in January 2005 (combined amount $7.3 million)–and reserves established for pro rata treaty business. Our loss ratio was 56.7% for the nine months ended September 30, 2007, compared to 14.7% for the corresponding period of 2006.

Our net acquisition costs, which are primarily commissions and fees paid to brokers for the production of business were $9.8 million for the quarter ended September 30, 2007, compared to $9.9 million in the third quarter of 2006. These costs have increased in relation to earned premiums in 2007 partly as a result of a larger proportion of earned premium being generated from the United States, on which federal excise tax (“FET”) is applicable. In the nine months ended September 30, 2007, net acquisition costs amounted to $30.4 million, compared to $27.7 million for the corresponding period of 2006. In addition, to the increased amount of FET being paid, these costs have increased disproportionately to earned premiums as a result of an increase to our accrual for profit commissions payable to cedants for prior year business, in particular relating to several pro rata treaties where estimated losses have been reduced. In addition acquisition costs have also increased because earned premiums have increased. General and administrative expenses were $5.8 million in the quarter ended September 30, 2007, compared to $10.4 million in the third quarter of 2006. The primary area of decrease was administrative service fee expense, which was $5.3 million less in the third quarter of 2007 compared to the third quarter of 2006. This was the result of a one-time adjustment following the expiration of our previous administrative services agreement in the third quarter of 2006. This saving was offset in part by increases to legal fees, audit fees and other professional or consulting fees. For the nine months ended September 30, 2007, general and administrative expenses were $19.8 million, compared to $25.6 million in the corresponding period of 2006. The reasons for the decrease are as described above, in particular the reduction in administrative service fees, which were $8.8 million less for the nine months ended September 30, 2007. This reduction was mostly offset by an increase in salaries and compensation, audit fees, directors’ fees and other professional or consulting fees, but complemented by reductions in bank charges, letter of credit and credit facility fees, and legal fees.

Our expense ratio, which is the ratio of net acquisition costs plus general and administrative expenses to net premiums earned, was 16.1% for the third quarter of 2007, compared to 18.8% for the third quarter of 2006. For the nine months ended September 30, 2007 our expense ratio was 16.7%, compared to 18.0% for the corresponding period of 2006.

On October 23, 2007 the Board of Directors declared a quarterly dividend of $0.20 per common share, payable on December 13, 2007 to shareholders of record on November 28, 2007. In addition, the Board of Directors declared a preferred dividend of $0.475781 per Series A Mandatory Convertible preferred share, payable on November 15, 2007 to preferred shareholders of record on November 1, 2007.

Conference Call

Our management will be holding a conference call to discuss these results at 8:30 a.m. EDT tomorrow, October 24, 2007. To participate, call 1-800-896-8445 or (International dial-in 1-785-830-1916); the conference ID is IPC. This conference call will be broadcast simultaneously on the internet and can be accessed from our website at www.ipcre.bm, under the ‘News’ / ‘Webcasts’ section, and a replay of the call will also be available at this site from 10:30 a.m. EDT until 12:00 midnight EDT on Wednesday, October 31, 2007.

This press release contains certain forward-looking statements within the meaning of the U.S. federal securities laws. Statements that are not historical facts, including statements about our beliefs, plans or expectations, are forward-looking statements. These statements are based on our current plans, estimates and expectations. Some forward-looking statements may be identified by our use of terms such as “believes,” “anticipates,” “intends,” “expects” and similar statements of a future or forward-looking nature. In light of the inherent risks and uncertainties in all forward-looking statements, the inclusion of such statements in this press release should not be considered as a representation by us or any other person that our objectives or plans will be achieved. A non-exclusive list of important factors that could cause actual results to differ materially from those in such forward-looking statements includes the following: (a) the occurrence of natural or man-made catastrophic events with a frequency or severity exceeding our expectations; (b) the adequacy of our loss reserves and the need to adjust such reserves as claims develop over time; (c) any lowering or loss of one of our financial ratings of our wholly-owned subsidiary, IPCRe Limited; (d) the effect of competition on market trends and pricing; (e) changes in general economic conditions, including changes in interest rates and/or equity values in the United States of America and elsewhere; and (f) other factors set forth in our most recent reports on Form 10-K, Form 10-Q and other documents on file with the Securities and Exchange Commission. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date on which they are made. We do not intend, and are under no obligation, to update any forward-looking statement contained in this press release.

IPC Holdings, Ltd., through its wholly-owned subsidiary IPCRe Limited, provides property catastrophe reinsurance and, to a limited extent, aviation, property-per-risk excess and other short-tail reinsurance on a worldwide basis.

CONTACT:	Jim Bryce, President and Chief Executive Officer or
John Weale, Senior Vice President and Chief Financial Officer

	Telephone:	441-298-5100

IPC HOLDINGS, LTD. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(Expressed in thousands of United States dollars, except for per share amounts)

	As of September 30, 2007	As of December 31, 2006
	(unaudited)
ASSETS:
Fixed maturity investments, at fair value	$1,853,442	$1,819,561
Equity investments, at fair value	635,827	577,549
Cash and cash equivalents	50,252	88,415
Reinsurance premiums receivable	149,780	113,811
Deferred premiums ceded	5,403	2,823
Losses and loss adjustment expenses recoverable	27,434	1,989
Accrued investment income	26,900	28,469
Deferred acquisition costs	17,115	9,551
Prepaid expenses and other assets	4,790	3,261

TOTAL ASSETS	$2,770,943	$2,645,429

LIABILITIES:
Reserve for losses and loss adjustment expenses	$526,419	$548,627
Unearned premiums	154,214	80,043
Reinsurance premiums payable	6,735	4,680
Deferred fees and commissions	866	1,150
Accounts payable and accrued liabilities	19,743	19,974

TOTAL LIABILITIES	707,977	654,474

SHAREHOLDERS’ EQUITY:
Share capital:
Common shares outstanding, par value U.S.$0.01	607	637
Mandatory convertible preferred shares, par value U.S.$0.01	90	90
Additional paid-in capital	1,404,180	1,474,092
Retained earnings	658,775	388,826
Accumulated other comprehensive income	(686)	127,310

TOTAL SHAREHOLDERS’ EQUITY	2,062,966	1,990,955

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$2,770,943	$2,645,429

IPC HOLDINGS, LTD. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF INCOME

(Expressed in thousands of United States dollars)

	Quarter ended September 30,		Nine months ended September 30,
	2007	2006	2007	2006
	(unaudited)	(unaudited)	(unaudited)	(unaudited)
REVENUES:
Gross premiums written	$43,386	$56,288	$388,888	$412,206
Premiums ceded	(1,656)	(1,585)	(16,374)	(16,974)

Net premiums written	41,730	54,703	372,514	395,232
Change in unearned premium reserve, net	55,657	53,137	(71,591)	(99,679)

Net premiums earned	97,387	107,840	300,923	295,553
Net investment income	32,451	25,383	97,465	81,051
Net gains on investments	30,719	9,072	41,264	979
Other income	160	979	1,047	2,741

	160,717	143,274	440,699	380,324

EXPENSES:
Net losses and loss adjustment expenses	30,426	7,918	170,589	43,401
Net acquisition costs	9,817	9,869	30,402	27,701
General and administrative expenses	5,840	10,435	19,798	25,556
Net exchange loss (gain)	1,422	87	1,519	(2,768)

	47,505	28,309	222,308	93,890

NET INCOME	$113,212	$114,965	$218,391	$286,434

Preferred dividend	4,329	4,329	12,893	12,941

NET INCOME Available to Common Shareholders	$108,883	$110,636	$205,498	$273,493

Loss and loss expense ratio (1)	31.2%	7.4%	56.7%	14.7%
Expense ratio (2)	16.1%	18.8%	16.7%	18.0%
Combined ratio (Sum of 1 + 2)	47.3%	26.2%	73.4%	32.7%